HARVEST NATURAL RESOURCES ANNOUNCES

FIRST QUARTER 2005 RESULTS

• Earnings Increased 130%
• Production Increased 17%
• Venezuela Update

HOUSTON, Texas (April 28, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2005 first quarter earnings of $17.3 million, or $0.45 per diluted share, an increase of 130 percent, compared with net income of $7.5 million, or $0.20 per diluted share, for the same period last year.

Operating cash flow (defined as cash flows from operating activities before changes in operating assets and liabilities) was $34.2 million for the 2005 first quarter, an 86 percent increase, compared with $18.4 million for the 2004 first quarter. See reconciliation to Generally Accepted Accounting Principles in table below.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “First quarter production, oil prices, earnings and cash flow increased significantly compared with the same period last year. Oil production averaged 28,100 barrels per day, a 34 percent increase, compared with the 21,000 barrels per day last year.”

Production for the 2005 first quarter was 2.5 million barrels of oil and 7.3 billion cubic feet of natural gas for a combined total production of 3.7 million barrels of oil equivalent. Production for the same period last year was 1.9 million barrels of oil and 7.8 billion cubic feet of natural gas for a combined total production of 3.2 million barrels of oil equivalent.

The Company received an average of $21.15 per barrel of oil for 2005 first quarter sales, an increase of $5.05 per barrel, compared with the $16.10 per barrel average for the same period last year. The Company receives $1.03 per thousand cubic feet of natural gas delivered to Petroleos de Venezuela, S.A. (“PDVSA”).

Hill said, “Currently, oil production is about 25,000 barrels per day. However, as previously announced, we suspended our Venezuela drilling program in January which impedes our ability to maintain production. Revised guidance for 2005 will be issued after the capital investment and production issues have been clarified.”

Hill continued, “In addition, Harvest Vinccler C.A., our 80 percent owned Venezuelan affiliate (‘HVCA’), has been notified that all operating service agreements are to be converted into incorporated joint ventures under the 2001 Venezuelan Organic Hydrocarbon Law (‘OHL’) through negotiation with the contract holders. HVCA has exchanged proposals and is in discussions with PDVSA and MEP to resolve our 2005 capital program and production issues under our operating service agreement and also to establish a longer-term path forward. The proposals define a valuation and organizational framework under which we would migrate the South Monagas Unit to an ‘Empresa Mixta’, or mixed company under the OHL. Under the OHL, PDVSA will own a majority stake in the new company and HVCA will own the remaining stake in the joint venture. If these negotiations are successful, HVCA would contribute its rights to the South Monagas Unit to the new company and PDVSA would contribute other fields and assets pro-rata to their ownership interest. A technical and economical evaluation of the South Monagas Unit and other fields and assets conducted jointly by the MEP, PDVSA and HVCA is expected to commence during the second quarter. We hope to have a successful conclusion to the OHL negotiations within six months.”

Hill said, “HVCA was notified by PDVSA last week that it intends to limit the fees paid for oil deliveries to no more than two-thirds of the market value of the delivered oil. Based on our estimates, as indirectly confirmed by Government officials, the oil fee paid to HVCA in 2004 was approximately two-thirds of the market value. Consequently, we do not expect the fee limit to be significant. In addition, SENIAT, the Venezuelan income tax authority, has stated the income tax rate for activities conducted under the operating service agreements in Venezuela will increase from 34% to 50% effective April 18, 2005. However, it is not clear how this increase might be implemented. The SENIAT also announced it will audit companies with operating service agreements. The tax audit for HVCA is underway. We believe HVCA has met its tax payment obligations in all material respects. HVCA paid approximately $29 million of Venezuelan income taxes for 2004.”

Reconciliation of Non-GAAP measures ($MM)

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$25.5	$10.2
Changes in operating assets & liabilities	8.7	8.2

Operating cash flow	$34.2	$18.4

Harvest will hold an earnings conference call today at 9:00 a.m. Central Time to discuss 2005 first quarter results. To access the call, dial 706-643-7873 five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 706-645-9291. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)

	March 31,	December 31,
	2005	2004
ASSETS:

CURRENT ASSETS:
Cash and equivalents	$103.2	$84.6
Accounts receivable, net	76.7	71.7
Commodity hedging contract	1.4	14.2
Current deferred tax asset	3.4	0.3
Prepaid expenses and other	2.2	1.4

Total current assets	186.9	172.2
OTHER ASSETS	3.2	2.1
DEFERRED INCOME TAXES	6.0	6.0
PROPERTY AND EQUIPMENT, net	180.4	187.1

TOTAL ASSETS	$376.5	$367.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$4.7	$8.4
Accounts payable, related party	9.1	11.1
Accrued expenses	21.0	29.4
Income taxes payable	29.5	22.5
Current portion of long-term debt	10.6	11.8

Total current liabilities	74.9	83.2
ASSET RETIREMENT PROVISION	2.0	1.9
COMMITMENTS AND CONTINGENCIES	-	-
MINORITY INTEREST	44.0	39.1

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	186.7	185.6
Retained earnings	79.2	61.9
Accumulated other comprehensive loss	(6.5)	(0.5)
Treasury stock	(3.8)	(3.8)
Total stockholders’ equity	255.6	243.2

TOTAL LIABILITIES
AND STOCKHOLDERS'
EQUITY	$376.5	$367.4

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)

THREE MONTHS ENDED:	March 31, 2005			March 31, 2004

Barrels of oil sold		2,530			1,914
MMCF of gas sold		7,267			7,757
Total BOE		3,741			3,207
Average price/barrel		$21.15			$16.10
Average price/mcf		$1.03			$1.03
	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$53,501			$30,808
Gas sales		7,485			7,989
		60,986	16.30		38,797	12.10

EXPENSES:
Operating expenses		8,888	2.38		7,339	2.29
Depletion and amortization		11,170	2.99		7,723	2.41
Depreciation		499	0.13		438	0.14
General and administrative		5,022	1.34		3,635	1.13
Taxes other than on income		1,721	0.46		1,194	0.37
		27,300	7.30		20,329	6.34

INCOME FROM OPERATIONS		33,686	9.00		18,468	5.76

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other		539	0.14		303	0.09
Interest expense		(242)	(0.06)		(2,489)	(0.78)
Net gain (loss) on exchange rates		1,094	0.29		(609)	(0.19)
		1,391	0.37		(2,795)	(0.88)

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS		35,077	9.37		15,673	4.88
Income tax expense		12,977	3.47		5,600	1.75

INCOME BEFORE MINORITY INTERESTS		22,100	5.90		10,073	3.13
Minority interest in consolidated subsidiary companies		4,839	1.29		2,566	0.80

NET INCOME		17,261	4.61		7,507	2.33

NET INCOME PER COMMON SHARE:
Basic		$0.47			$0.21
Diluted		$0.45			$0.20

Weighted average shares outstanding:
Basic		36.8	million		35.8	million
Diluted		38.6	million		37.9	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended March 31,
Cash Flows From Operating Activities:	2005	2004
Net income	$17,261	$7,507
Adjustments to reconcile net income to net cash
provided by operating activities:
Depletion, depreciation and amortization	11,669	8,161
Amortization of financing costs	—	76
Deferred compensation expense	(448)	—
Non-cash compensation related charges	856	96
Minority interest in consolidated subsidiary
companies	4,839	2,566
Changes in operating assets and liabilities:
Accounts and notes receivable	(5,014)	(5,903)
Prepaid expenses and other	(834)	(586)
Commodity hedging contract	3,686	—
Accounts payable	(3,703)	(2,639)
Accounts payable, related party	(1,952)	256
Accrued expenses	(7,970)	(2,861)
Accrued interest payable	1	1,981
Provision for asset retirements	54	—
Income taxes payable	7,017	1,577
Net Cash Provided By Operating Activities	25,462	10,231

Cash Flows From Investing Activities:
Additions of property and equipment	(4,852)	(743)
Investment costs	(1,104)	(573)
Net Cash Used In Investing Activities	(5,956)	(1,316)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	358	1,256
Payments on long-term debt	(1,291)	(1,592)
Net Cash Used In Financing Activities	(933)	(336)

Net Increase in Cash	18,573	8,579
Cash and Cash Equivalents at Beginning of Period	84,600	138,660
Cash and Cash Equivalents at End of Period	$103,173	$147,239